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                                                                   EXHIBIT 10.13


                              EMPLOYMENT AGREEMENT

         This Agreement is entered into as of September 10, 1996 (the "EFFECTIVE DATE") by and between Aptex Software Inc., a California corporation (the "COMPANY"), and Michael A. Thiemann ("EMPLOYEE").

                               W I T N E S S E T H

         WHEREAS, pursuant to a Restricted Stock Purchase Agreement dated of even date herewith (the "RESTRICTED STOCK PURCHASE AGREEMENT"), Employee is purchasing 1,000,000 shares of the Company's Common Stock, and has agreed to subject such shares to the restrictions stated in the Restricted Stock Purchase Agreement, including certain restrictions relating to Employee's continued employment with the Company; and

         WHEREAS, the Company and Employee desire that Employee be employed by the Company upon the terms set forth below;

         NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties agree as follows:

         1. EMPLOYMENT AND TERM OF EMPLOYMENT. The Company hereby employs Employee, and Employee hereby accepts such employment, subject to the terms and conditions of this Agreement.

         2. OFFICE AND DUTIES. Employee will hold the office of President and Chief Executive Officer of the Company, reporting to the Company's Board of Directors (the "BOARD"). Employee will have such duties as the Board may from time to time designate for Employee. At the discretion and direction of the Board, Employee will also serve in such other additional capacities with the Company as the Board may from time to time designate.

         3. EXCLUSIVE SERVICE. Employee agrees that, so long as he is employed by the Company, he will devote his full time and efforts exclusively to his employment with the Company and will apply all his skill and experience to the performance of his duties for the Company. During his employment with the Company, except with the prior written approval of the Board, Employee will not engage in, be employed by, or be a significant investor in, any business other than that of the Company or HNC Software Inc. ("HNC"), except: (i) as a passive investor owning less than one percent (1%) of the voting stock or voting interests in a company with securities listed on a national securities exchange or automated quotation system or registered under the Securities Exchange Act of 1934; or (ii) as a passive investor owning less than five percent (5%) of the voting stock or voting interests in a privately-held company conducting a business which in the reasonable judgment of the Board is not competitive with the business conducted by the Company or HNC. In addition, Employee will not engage in any consulting activity except with the prior written approval of the Company, or at the direction of the Company, and Employee will otherwise do nothing inconsistent with the performance of his duties hereunder. Employee has executed an agreement regarding proprietary information and inventions with the Company in the form attached hereto as Exhibit 1 (the "EMPLOYEE ASSIGNMENT/CONFIDENTIALITY AGREEMENT").
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         4. COMPENSATION AND BENEFITS. In consideration of Employee's performance of his services for the Company hereunder, so long as Employee is employed by the Company as its President and Chief Executive Officer, the Company will pay Employee, and Employee accepts as full compensation for all services to be rendered to the Company, the following compensation and benefits:

                  (a) Salary. The Company will pay Employee an initial base salary at the rate of One Hundred Fifty Thousand Dollars ($150,000) per annum. Such salary will be paid in equal installments in accordance with the Company's customary payroll schedule. It is understood that Employee's salary will be reviewed periodically by the Board and may be increased by the Board from time to time in its sole discretion.

                  (b) Cash Bonus. Employee will be eligible to earn a cash incentive bonus with respect to his services to the Company during calendar year 1996 in accordance with the terms and conditions of the Bonus Program set forth in Exhibit 2 hereto. For so long as Employee remains employed by the Company as its Chief Executive Officer, the parties agree that for each fiscal year of the Company they will in good faith negotiate an incentive bonus program for Employee for that fiscal year with a target of a $50,000 bonus payable if the Company meets (but does not exceed) its financial plan for that fiscal year.

                  (c) Deductions. The Company will deduct and withhold from any compensation payable to Employee the sums which it is required by law to deduct and withhold, including but not limited to federal and state withholding taxes, social security taxes and state disability insurance.

                  (d) Employee Benefits. Employee will be eligible to participate in the Company's employee benefit plans of general application, including without limitation those plans (if any) covering pension and profit sharing, executive bonuses, stock purchases, stock options, and those plans covering life, health and dental insurance in accordance with the rules established for the individual participation in any such plan. However, inasmuch as the Company has not yet adopted any employee benefit plans (other than its 1996 Equity Incentive Plan), initially Employee will (but only to the extent that, and for so long as, permitted by HNC's employee benefit plans of general application ("HNC PLANS")) be eligible to participate in such HNC Plans in accordance with the rules established for individual participation in such HNC Plans; provided, however, that Employee shall not participate in and/or shall cease to participate in, any HNC Plan that: (i) does not permit participation by employees of the Company; (ii) is terminated by HNC, or (iii) which provides benefits that are of the same general type as the benefits provided under any employee benefit plan that may be adopted by the Company (whether or not the scope, level or amount of such benefits is the same).

                  (e) Vacation. Employee initially be entitled to twenty-five
(25) days of paid vacation per year; increasing on July 1, 1999 to thirty (30) days of paid vacation for each one-year period commencing with the one-year period that begins on July 1, 1999.

         5. REIMBURSEMENT FOR EXPENSES. The Company will promptly reimburse Employee for all reasonable and necessary business expenses actually incurred by Employee in carrying out his duties under this Agreement to the extent that such expenses are deductible as business expenses on the Company's federal and state income tax returns provided Employee furnishes to the Company adequate records to substantiate such deductions.

         6. TERMINATION.


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                  (a) Events of Termination. Employee's employment with the
Company will terminate upon the first to occur of any of the following events:

                           (i) Employee's death;

                           (ii) the good faith determination by the Board that
Employee suffers from any mental or physical illness, disability, incapacity or incompetency that prevents Employee (or is reasonably likely to prevent Employee) from performing Employee's duties hereunder for 120 days or more during any 180-day period;

                           (iii) the determination by the Board that "CAUSE" for
termination exists, which will mean a good faith determination by the Board that Employee has: (A) committed a material breach of any material term of this Agreement or the Employee Assignment/Confidentiality Agreement, which breach continues uncured for a period of thirty (30) days after Employee receives notice of such breach from the Company; (B) committed an act of fraud or embezzlement; (C) habitually failed to report for work during normal work hours;
(D) willfully and wrongfully disclosed or permitted any other party to in any manner use any of the Company's trade secrets; (E) committed an act of willful misconduct which is seriously prejudicial to the best interests of the Company;
(F) committed a felony; or (G) been under the influence of any unlawful drugs, controlled substances or alcohol at any time while performing his duties under this Agreement;

                           (iv) the determination by the Board to terminate
Employee without Cause, which termination will become effective thirty (30) days following the date of a written notice of termination given by the Company to Employee; or

                           (v) the voluntary termination or resignation of
employment by Employee, which will become effective thirty (30) days following the date of a notice of termination or resignation given by Employee to the Company.

                  (b) Constructive Termination Without Cause. If the Company changes the duties assigned to Employee solely to duties not reasonably comparable with those duties typically assigned to a president or chief executive officer, then such changes in Employee's duties shall be deemed to be a termination without Cause under Section 6(a)(iv), unless Employee voluntarily continues his employment with the Company notwithstanding such change in duties.

                  (c) Treatment of Voluntary Termination. If Employee voluntarily terminates or resigns his employment with the Company, then such voluntary termination or resignation will be treated in the same manner as a termination for Cause under Section 6(a)(iii).

                  (d) Compensation Payable Upon Termination.

                           (i) Termination For Cause. If Employee's employment
is terminated with Cause under Section 6(a)(iii) or is treated as having been terminated for Cause under Section 6(c), then Employee will not be entitled to any severance compensation, employment benefits or stock or option vesting (under the Restricted Stock Purchase Agreement or otherwise) after the date of notice of termination except as provided in Section 6(d)(iii).

                           (ii) Termination Without Cause. If Employee's
employment is terminated without Cause under Section 6(a)(iv) or is treated as having been terminated without Cause under


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Section 6(b), then Employee will be entitled to severance pay equal to salary continuation for six (6) months at his then-current base salary, payable in six
(6) equal monthly installments, and the Company's standard life, health and dental insurance policies will continue in effect during that six (6) month period to the extent permitted by such policies. No other compensation will be payable upon such termination without Cause except as expressly provided in
Section 6(d)(iii).

                           (iii) General Termination Provisions. Upon any
termination of Employee's employment with the Company (whether with Cause or without Cause), Employee shall be entitled, in addition to any payment called for by Section 6(d)(i) or 6(d)(ii) above, to receive payment of: (A) any accrued and earned salary as of the Termination Date; (B) any accrued and unused vacation pay accrued as of the Termination Date; and (C) the portion (if any) of any bonus that was, under the terms and conditions of the applicable bonus program, fully accrued and earned by Employee as of the Termination Date without any risk of forfeiture due to termination of employment.

                           (iv) Termination Date. The term "TERMINATION DATE"
means the effective date of termination of Employee's employment with the Company. In case of any doubt or dispute, the Board shall have the sole and exclusive discretion to in good faith determine the Termination Date.

                  (f) Survival of Obligations. Upon any termination of Employee's employment with the Company, all obligations of the Company under this Agreement (including without limitation the Company's obligations under Section 4 hereof), and all rights and obligations of Employee under this Agreement, will cease and terminate, except for (i) those contained in this
Section 6; and (ii) those contained in the Employee Assignment/Confidentiality Agreement.

         7. ASSIGNMENT. Since this Agreement is based upon the unique abilities of and Employee's personal relationship with the Company, Employee will have no right to assign this Agreement or any of his rights hereunder without the written consent of the Company, other than the right to cash payments payable to Employee hereunder, and the Company will have no right to assign any of its rights hereunder except to a parent, subsidiary or purchaser of substantially all of the assets of the Company or a company that merges or consolidates with or into the Company.

         8. ENTIRE AGREEMENT. This Agreement and the Restricted Stock Purchase Agreement embrace and include the entire employment agreement between the parties hereto and any prior contract, agreement, letter of intent, term sheet or other understanding between the parties hereto, is hereby superseded, canceled and will be of no further force or effect. This Agreement may not be modified, altered, changed or amended in any respect except by a writing by both parties hereto.

         9. SEVERABILITY. If any provision of this Agreement is found invalid by any court of competent jurisdiction, such finding will not affect the validity of the other provisions hereof, and the invalid provision will be deemed to have been severed from this Agreement.

         10. NOTICES. Any notice required or permitted to be given under this Agreement will be sufficient if delivered personally or if given in writing and sent by certified mail, return receipt requested, to his residence in the case of Employee or to its principal office in the case of the Company.

         11. GOVERNING LAW. This Agreement is executed in one or more duplicate original counterparts in the State of California and will be governed by the internal laws of the State of California.


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         12. FUTURE EMPLOYMENT. Employee agrees that upon termination of his employment with the Company, the Company may notify anyone thereafter employing Employee of the existence and provisions of this Agreement.

         13. INJUNCTIVE RELIEF. Employee acknowledges that failure to perform any duties, obligations, covenants or agreements provided in this Agreement may result in irreparable injury to the Company. Accordingly, Employee agrees that, in addition to remedies otherwise available, any or all of said duties, obligations, covenants and agreements may be enforced by suit, restraining order and/or injunction.

         14. ATTORNEYS' FEES. In the event of any litigation or other legal proceeding brought by either party to enforce this Agreement, the prevailing party will be entitled to recover its reasonable expenses, including attorneys' fees, incurred in the proceeding, in addition to any damages or other relief that may be awarded.

         IN WITNESS WHEREOF, Employee has executed this Agreement and the Company has caused this Agreement to be executed by its duly authorized officer as of the date and year first written above.

APTEX SOFTWARE INC.,                EMPLOYEE
  A CALIFORNIA CORPORATION



By:____________________________     ____________________________
                                    Michael A. Thiemann
Name:__________________________

Its:___________________________


ATTACHMENTS

Exhibit 1:        Employee Assignment/Confidentiality Agreement
Exhibit 2:        Calendar 1996 Bonus Program


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                    [SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]


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                                        Michael A. Thiemann Employment Agreement


                                    Exhibit 1
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           EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT
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                                        Michael A. Thiemann Employment Agreement

                                    Exhibit 2
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                           CALENDAR 1996 BONUS PROGRAM